UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 2, 2011

REGIS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

7201 Metro Boulevard

Minneapolis, MN 55439

(Address of principal executive offices and zip code)

(952) 947-7777

(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Regis Corporation

Current Report on Form 8-K

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 2, 2011, the Board of Directors of Regis Corporation (the “Company”) approved the senior management changes set forth in the News Release issued by the Company, which is attached as Exhibit No. 99 and incorporated by reference herein.   All officers of the Company shall hold office until a successor has been duly elected, or until their prior resignation or removal.

In connection with the management transition, the Compensation Committee of the Board of Directors has reached an agreement in principle with Mr. Paul Finkelstein regarding his implementation of the Company’s succession plans.  The basic terms of the agreement are summarized below and will be documented in an amendment to Mr. Finkelstein’s employment agreement, the final terms of which will be approved by the Compensation Committee.

Summary of Material Changes to Employment Agreement between the Company and Paul D. Finkelstein (“Finkelstein”)

Cessation of Service as President.  Effective February 4, 2011, Finkelstein will no longer serve as President of the Company, but will continue to serve as Chairman and Chief Executive Officer (“CEO”) through February 8, 2012 (subject to earlier termination).

Continuing Duties as Chairman and CEO.  Finkelstein’s duties for the employment period will be to provide advice and assistance to the President and the Board on transition, personnel, shareholder and business issues and strategic initiatives, and focus on investments and the retention of key business relationships.  The Hair Club and U.K. businesses will also report to Mr. Finkelstein.

Base Salary.  Finkelstein will be paid an annual base salary of $1,285,000 for his remaining term as CEO.

Bonus.  Finkelstein will be granted a bonus award under the Short Term Incentive Plan for the fiscal year ending June 30, 2012.  If and to the extent the performance goals under the award are attained, Finkelstein will be paid such award after the fiscal year ending June 30, 2012, prorated through the last day of his employment, which is expected to be February 8, 2012.

Special Performance and Transition Award.  Finkelstein will be granted a cash award of $2,750,000 (the “Transition Award”) in recognition of the importance of his active participation in a successful CEO transition.

•                  50% of the Transition Award will be paid on February 8, 2012 (with appointment of new CEO)

•                  50% of the Transition Award will be paid in three equal installments on February 8 of 2012, 2013 and 2014

Finkelstein will be entitled to payment of the Transition Award at the scheduled times if he continues in employment through February 8, 2012, or if his employment earlier ends due to death or disability, or is terminated by the Company without Cause, or if he terminates the agreement for Good Reason.

No further equity awards/full vesting of restricted stock.  Finkelstein will not be granted any further awards under the Long Term Incentive Plan.  He will become 100% vested in his outstanding restricted stock awards on February 8, 2012, or upon his earlier termination without Cause or for Good Reason.

Post-Employment Consulting.  Finkelstein will remain as a consultant after he ceases to be Chief Executive Officer.

•                  Executive Chairman of the Board.  Finkelstein will have the title “Executive Chairman” of the Board for so long as he continues to serve as a Board member during the consulting period.

•                  Consulting Period.  24-month period following cessation of services as CEO.

•                  Duties.  To provide advice and assistance to the President and CEO on transition, personnel, shareholder and business issues and strategic initiatives, and focus on retention of key business relationships and investments.  Finkelstein’s level of service during the consulting period is anticipated to be not more than 20% of his prior level of service.

•                  Compensation.  An annual fee of $400,000 paid monthly during the consulting period. If Finkelstein’s consulting services are terminated other than for Cause, he will be entitled to payment for the remaining consulting period at the time he otherwise would have received payment.  If Finkelstein dies or becomes disabled prior to the end of the consulting period, he will receive a lump-sum payment of the consulting fee for the remaining consulting period.

•                  Termination.  The periods of consultation and Board membership may be terminated at any time by the Board.  In this event Finkelstein will be entitled to payment for the remaining consulting period at the time he otherwise would have received payment.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

EXHIBIT NUMBER

99	Regis Corporation News Release dated February 3, 2011.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: February 3, 2011	By:	/s/ Eric Bakken
Name: Eric Bakken, Title: Secretary

EXHIBIT INDEX

EXHIBIT NUMBER
99	Regis Corporation News Release dated February 3, 2011.